Exhibit 10.1

A C A HOWE INTERNATIONAL LIMITED Geological Consultants

254 High Street, Berkhamsted, Hertfordshire, HP4 1AQ, UK	Telephone:	UK+1442 873398 Facsimile: UK+1442 865710 E-mail: howe@easynet.co.

9th December 2002-12-09

The Diriectors Claude Resources Inc, 200,224-4th Ave.S. Saskatoon, Saskatchewan, Canada S7K 5M5

Dear Sirs,

With reference to the classification of broken underground reserves in the proven category, the broken material is contained within surveyed stopes, the tonnage of material, including initial swell drawn from the stopes is known, together with mill reconciliations, and the grade of the broken material is established from face samples every round which give both width of round and face grade at every advance, including dilution. In my view, the material therefore falls within the confidence limits of the proven category as used at the mine.

Yours faithfully,

/s/ Dr D Patrick

Dr D Patrick